Exhibit 21.1

LIST OF SUBSIDIARIES OF ENLIVEN MARKETING TECHNOLOGIES CORPORATION

Canoma Inc.
MetaTools Barbados FSC
MetaCreations Holding Corp.
Makos Advertising, LP
Springbox, Ltd.
Thinkfish Acquisition, LLC
Unicast Acquisition, LLC
Unicast Communications Corp.
Unicast EMEA Limited
Viewpoint Digital, Inc.
Viewpoint KK